Exhibit 10.1

October 28, 2004

Mr. Eric A. Balzer
5200 Abbey Road
Fort Collins, Colorado  80526

Dear Eric:

I am pleased to offer you the position of Chief Financial Officer, reporting to me. Your starting salary in this position will be $19,167 per month, which is paid semi-monthly and is equivalent to $230,000 on an annualized basis.

This offer letter replaces and supersedes the offer letter from September 23, 2004 in its entirety.

You will be entitled to participate immediately in Ramtron's group employee benefit plan, which at this time includes medical and dental coverage, disability income protection, and life insurance. The premium for medical and dental insurance coverage varies depending on the plan(s) chosen. We also offer various voluntary insurance plans through payroll deduction such as Additional Disability Insurance, Vision Insurance, and Cancer Insurance.

Your vacation will be based on 20 days per year. You will start accruing vacation immediately upon employment. Ramtron employees also have nine to twelve paid holidays per year (this varies depending on how the holidays fall within a calendar year).

Your acceptance of this position will entitle you to participate in Ramtron's employee stock option plan. Your base option will be for 60,000 shares of Ramtron International Common Stock, subject to final approval by the Board of Directors. The Board of Directors will determine the grant price of the option. The Ramtron Stock Option Plan authorized the company to issue non-qualified stock options to employees. The options vest (become exercisable) at a rate of 5,000/month. Specific details about the plan are set out in the actual "Stock Option Plan" and the "Stock Option Grant."

Ramtron will also pay for your relocation. The expenses Ramtron will cover are:

A company-paid apartment for approximately six months (can be extended at that time based on management discretion).

Shipment of household belongings from Ft. Collins via an approved carrier of Ramtron. This will include the packing, loading, unloading and unpacking of a maximum of 12,000 pounds. Items such as firewood, rocks and other non-traditional household goods will not be shipped at Ramtron's expense.

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In-transit insurance of $50,000 will also be provided.

All relocation expenses paid for or reimbursed will be included on your W-2 statement. You will be responsible for any federal or state taxes resulting from the move. Pursuant to Internal Revenue Service regulations, reimbursements made to employees for items other than the transportation of household goods and personal effects and travel to the new job location are subject to payroll withholding taxes.

If you voluntarily terminate for whatever reason within the first year of employment, you will be liable for reimbursement of a pro-rata share of the relocation expenses to the company.

This offer is contingent upon your passing a pre-employment physical examination and a drug-screening test at the Colorado Center for Occupational Medicine (CCOM) at our expense. Once you have notified us of your acceptance of this offer, Dan White (Safety & Health Manager) will schedule an appointment for your pre-employment physical and drug screening. This appointment can be scheduled during your first week of employment.

This offer is valid five days from the receipt of this letter. Should you accept our offer of employment, on your first day you will complete necessary forms as part of your orientation process. Ramtron complies with the Immigration Reform and Control Act, and accordingly we ask that you bring appropriate verification for authorization to work in the United States (i.e., driver's license, social security card, or other valid forms of identification) with you on your first day. Ramtron also complies with the "at-will" doctrine, which allows either party to terminate the employment relationship at any time.

All of us at Ramtron look forward to your joining our team and feel your contributions will be significant in achieving the overall objectives of Ramtron. Please sign and return one of the originals of your offer letter to Diane Ratliff indicating your start date.

Sincerely,

/S/ William W. Staunton, III
----------------------------
William W. Staunton, III
Chief Executive Officer

I accept your offer of employment and will start to work on 10/28/04. The original hire date of September 24, 2004 will be used for all benefits and employment records.

/S/ Eric A. Balzer                         October 28, 2004
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Eric A. Balzer                             Date

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